Exhibit B

POWER OF ATTORNEY

The Undersigned,

Hugo van Neutegem

herewith gives Power of Attorney to Mrs. Nathalie M.A. Isidora-Kwidama, born in Curacao on, holder of a passport issued by the Kingdom of the Netherlands, with number, to represent the Company in the broadest sense of the word and in the best interest of the Company and further to do if were the Undersigned personally present.

This Power of Attorney is valid for the period February 6, 2023 up and to including February 28, 2023.

Willemstad, Curaçao, February 3, 2023.

Mrs. Nathalie M.A. Isidora-Kwidama will sign as follows:

/s/ Nathalie M.A. Isidora-Kwidama
Mrs. Nathalie M.A. Isidora-Kwidama

/s/ Hugo van Neutegem
Mr. Hugo van Neutegem